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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 15

    Certification and Notice of Termination of Registration under Section
     12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
        to File Reports Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                                        Commission File Number   0-4187
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                      AMATI COMMUNICATIONS CORPORATION
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           (Exact name of registrant as specified in its charter)

                2043 Samaritan Drive
            San Jose, California  95124           (408) 879-2000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common Stock, par value $0.20 per share
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          (Title of each class of securities covered by this Form)


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         (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                               or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)      [ X ]        Rule 12h-3(b)(1)(i)  [    ]
           Rule 12g-4(a)(1)(ii)     [   ]        Rule 12h-3(b)(1)(ii) [    ]
           Rule 12g-4(a)(2)(i)      [   ]        Rule 12h-3(b)(2)(i)  [    ]
           Rule 12g-4(a)(2)(ii)     [   ]        Rule 12h-3(b)(2)(ii) [    ]
                                                 Rule 15d-6           [    ]

         Approximate number of holders of record as of the certification or notice date:

          -One-
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Amati Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:    February 27, 1998                        BY:  /s/ GEORGE BARBER
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                                                     George Barber
                                                     President